AGREEMENT
     This Agreement (this “Agreement”) is entered into by and between Affiliated Computer Services, Inc. (the “Company”) and Jeffrey A. Rich (“Executive”) as of September 30, 2005.
     Executive has voluntarily decided to resign from his position as a director and as the Chief Executive Officer of the Company and to assist the Company in the orderly transition of his duties to his successor.
     In recognition of Executive’s long and successful service to the Company and its stockholders, and the Company’s accomplishments under his leadership during his tenure, the Company has determined to provide Executive with the benefits specified in this Agreement.
     This Agreement will govern the Company’s and Executive’s relationship and arrangements with respect to such matters.
     In consideration of the foregoing and the mutual promises contained in this Agreement, the Company and Executive agree as follows:
1.	Status. Executive will remain an employee of the Company through June 30, 2006. Executive agrees that he resigned as a director and the Chief Executive Officer of the Company and as a director, officer and employee of any of its subsidiaries or affiliates as of September 29, 2005. Following June 30, 2006, Executive will no longer be employed by the Company and will have no further responsibility or obligation to the Company except as specifically imposed by the terms of this Agreement or pursuant to the terms of any benefit plan of the Company under which Executive is covered on or after September 29, 2005. During the period commencing on September 29, 2005 and ending on June 30, 2006, Executive shall assist the Company in connection with the orderly transition of his duties to his successor and on such other matters related to his prior activities at the Company as may be reasonably requested from time to time by the Board of Directors or senior management team of the Company. Subject to his obligations under this Agreement, Executive’s status as an employee of the Company shall not require him to devote any specific minimum amount of time to the Company, impose any duties toward the Company other than as specifically stated herein, or preclude him from engaging in other opportunities for his own benefit, including establishing an investment business as provided in Paragraph 2(G).

2.	Compensation and Benefits.
(A)	Salary. Executive shall remain on the Company’s payroll and shall continue to receive compensation at his current base salary at the rate of $68,333.33 per month for the period commencing on September 29, 2005 and ending on June 30, 2006, at which time such salary continuation shall cease. Such compensation shall be payable in the amounts, at the times and in the manner otherwise applicable to Executive immediately prior to September 29, 2005. The Company shall withhold from such payments all applicable payroll taxes and other authorized or legally required deductions.

(B)	Cash Payment. Upon the expiration of the seven day revocation period described in Paragraph 14, or if such date is not a business day, then on the next succeeding business day, the Company shall pay to Executive, in cash, $4,100,000. Such payment, less applicable income and payroll taxes, shall be made by wire transfer to an account designated by Executive.

(C)	Bonus. Executive shall not be eligible to participate in the Company’s Fiscal Year 2006 Management Bonus Plan or any other similar plan maintained by the Company or any of its subsidiaries or affiliates.

(D)	Benefits. Executive will continue to receive Company benefits as currently available through September 29, 2005, at which time Executive’s coverage under and participation in the Company’s benefit plans and arrangements shall cease, except to the extent otherwise provided herein, or as required by the terms of any benefit plan or applicable law, and provided, that Executive shall be entitled to receive all benefits and payments accrued under such benefit plans and arrangements through September 29, 2005, in accordance with such plans and arrangements. Executive will not accrue additional sick leave or vacation benefits with respect to any period of employment after September 29, 2005. Executive will continue to be subject to all Company policies relating to benefits currently in effect and as they may change from time to time. Where continued participation in benefit plans and arrangements is provided for herein, Executive shall be treated as a full-time employee under such benefit plans and arrangements through June 30, 2006.
•	Beginning September 29, 2005 and continuing through June 30, 2006, Executive, and his eligible spouse and children as of September 29, 2005, shall be eligible to receive, as a participant in the Affiliated Computer Services, Inc. Executive Benefit Plan (the “Executive Plan”), medical, dental and vision benefits only. Executive shall not be eligible for any other types of benefits otherwise available under the Executive Plan (such as estate planning services, tax planning services and executive physicals). Medical, dental and vision benefits provided to Executive and his eligible spouse and children under the Executive Plan will be provided in accordance with, and subject to, the terms and conditions of the Executive Plan.

•	Except as specifically provided herein, after September 29, 2005, the Company will provide no other type of benefits to Executive or his eligible spouse or children, regardless of whether such benefits have previously been offered to Executive or such spouse or children.

•	The Company will continue to pay the premiums on two individual disability policies covering Executive, one of which is underwritten by Northwestern Mutual Life and the other of which is underwritten by Lloyds of London (the “Disability Policies”), until the expiration of the current terms of such policies in January 2006 and March 2006, respectively;

provided that such premiums, in the aggregate, do not exceed $10,000. Thereafter, the Company, at the election of Executive and at his expense, will assist Executive in the continuation, conversion or renewal of such policies (to the extent continuation is permitted by the underwriter of such policies).

•	As of June 30, 2006, Executive and Executive’s eligible spouse and children shall be entitled to elect continuation coverage under the Company’s benefit plans providing coverage to Executive as of such date, to the extent required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). Any such continuation coverage shall be provided to Executive and his eligible spouse and children upon timely enrollment therefor. Notwithstanding the foregoing, Executive shall be deemed to have elected COBRA coverage under the Executive Plan, effective as of July 1, 2006. Further information regarding COBRA continuation rights may be found in applicable summary plan descriptions or plan documents which are available from the Company.

•	From and after September 29, 2005, the Company shall pay, on Executive’s behalf, the applicable premiums for such medical, dental, and vision benefits as are provided to Executive and his eligible spouse and children under this Agreement pursuant to the Executive Plan or COBRA, as the case may be. The Company will make such premium payments only for so long as Executive remains eligible for such benefits, except that the Company will make such premium payments for Executive’s coverage under the Executive Plan or, if applicable, COBRA in respect of the continuation of coverage under the Executive Plan only until September 30, 2007, and under the Disability Policies only until the expiration of their respective current policy terms as set forth above. To the extent required under applicable tax law, the full value of such premium payments will be treated as taxable income to Executive, Executive may realize ordinary taxable income equal to the aggregate amount of such premiums paid by the Company, and the Company may report the value of such premiums as income to Executive to both Executive and the Internal Revenue Service (the “IRS”). Additionally, the Company may be required to pay employment taxes on the amount of income Executive realizes, and also to pay to the IRS an amount representing federal income tax withholding. If Executive lives in a state that has a state income tax, the Company may also be required to pay an amount to the applicable state taxing authority as withholding. Executive shall reimburse the Company for his share of employment taxes paid by the Company on his behalf, as well as any amount paid to the IRS or any state taxing authority as income tax withholding.

•	Executive shall be entitled to continue his participation in the Company’s Savings Plan (401(k)) through June 30, 2006, in accordance with its terms.

•	The Company will reimburse Executive for any credit card balances, including overpayments, incurred by him on Company issued credit cards in accordance with Company policies.
(E)	Club Memberships. The Company represents that it has no interest in, and if requested by Executive will quit claim to Executive any interest it might otherwise have in, the membership in Executive’s name at Dallas National Country Club, and if required by club procedures will execute such documents as may be necessary to establish such absolute ownership in Executive and comply with any other applicable club procedures in connection therewith as soon as practicable. Executive agrees that all expenses of such membership shall become the sole responsibility of Executive beginning September 30, 2005. As soon as practicable, Executive shall take all such actions as may be necessary or required by the Company and the club in order to transfer the membership at the Robert Trent Jones Golf Club in Gainesville, Virginia currently maintained in Executive’s name to such person as the Company may designate.

(F)	Administrative Support. Beginning September 30, 2005 and continuing until September 30, 2006, the Company shall furnish to Executive at the Company’s expense the services of (i) Carol Anderson or another secretary acceptable to Executive to work for Executive from Executive’s home office in Dallas, Texas, and (ii) John Zell or another executive assistant acceptable to Executive, provided, however, that Executive agrees to periodically reimburse the Company for one-half of the salary of such executive assistant. The salaries and benefits of such persons shall be as in effect on the date hereof and shall not be increased without the Company’s written consent. Any such increase shall only be made in accordance with the Company’s policies (i.e., salary increases shall not exceed 3% per annum). Such persons may be paid discretionary bonuses under the Company’s discretionary bonus plan only in accordance with Company policy regarding such plan, and at the discretion of the Company. Executive shall be responsible for personal income taxes imposed on him, if any, under applicable tax law in connection with the foregoing arrangements.

(G)	Retention of Executive for M&A Advisory Services. If Executive establishes an investment business (the “Business”) by January 1, 2007, upon the formation thereof the Company shall retain the Business for a two year period for consideration consisting of an annual retainer of $250,000, plus a reasonable and customary success fee for identified and completed transactions or investments as is negotiated between the Company and Executive on a case by case basis.

(H)	Phone/Computer. Through June 30, 2006, Executive shall be entitled to continue his use of his Company provided cell phone and blackberry device, including Company provided service thereunder, at the expense of the Company and in accordance with applicable Company guidelines for such items, and to retain as his personal property such phone and blackberry device thereafter.

Company provision of service under such phone and device shall terminate on July 1, 2006. In addition, Executive shall be entitled to retain as his personal property the two personal computers supplied to him by the Company, subject to the right of the Company to remove any information embedded on such computer that constitutes confidential or proprietary Company information (as hereinafter defined).
3.	Existing Stock Options. Executive’s rights with respect to options granted to Executive under the Company’s stock option plans shall be as follows:
(A)	In order to provide for an orderly transition of Executive’s option position with the Company and to avoid the possible market disruptions associated with Executive’s exercise of such options and corresponding sale of the acquired option shares in the open market, upon the expiration of the seven day revocation period described in Paragraph 14, or if such date is not a business day, then on the next succeeding business day, the Company will purchase from Executive all of the following options to purchase Class A Common Stock of the Company (the “Common Stock”), to the extent that they are vested as of September 29, 2005, in exchange for an aggregate cash payment, less applicable income and payroll taxes, equal to the amount determined by subtracting the exercise price of each such vested option from the closing price of the Common Stock on the New York Stock Exchange on September 29, 2005 ($54.08). Such cash payment shall be made by wire transfer to an account designated by Executive, whereupon all such vested options shall terminate and be cancelled and all rights of Executive thereunder shall then cease. In connection with the foregoing, Executive agrees from and after the date of this Agreement not to exercise, transfer, sell, monetize or hedge such options. To the extent that the following options are not vested as of September 29, 2005, in accordance with the terms thereof they shall be forfeited and shall terminate and be cancelled and all rights of Executive thereunder shall then cease as of September 30, 2005.
•	October 8, 1998 Option No. 352.
•	500,000 shares originally covered

•	350,000 shares previously exercised

•	150,000 shares remaining under option

•	Fully vested as of September 29, 2005

•	Exercise price of $11.53125 per share
•	July 11, 2000 Option No. 644.
•	200,000 shares originally covered

•	200,000 shares remaining under option

•	Fully vested as of September 29, 2005

•	Exercise price of $16.4375 per share
•	July 23, 2002 Option No. 1304.
•	400,000 shares originally covered

•	60% (i.e., 240,000 shares) vested as of September 29, 2005

•	40% (i.e., 160,000 shares) unvested as of September 29, 2005

•	Exercise price of $35.75 per share
•	July 30, 2004 Option No. 1886.
•	100,000 shares originally covered

•	20% (i.e., 20,000 shares) vested as of September 29, 2005

•	80% (i.e., 80,000 shares) unvested as of September 29, 2005

•	Exercise price of $51.90 per share
(B)	Option No. 2324 granted to Executive on March 18, 2005 covering 400,000 shares of Common Stock shall be terminated and cancelled as of September 30, 2005.

(C)	All other options not described above have been exercised by Executive and there are no other grants of options to Executive outstanding.
4.	Confidentiality.
(A)	The Company and Executive agree that the Company will disclose this Agreement and the terms of this Agreement pursuant to press release and appropriate filings with the Securities and Exchange Commission. Prior to the execution of this Agreement, the Company has provided Executive with an opportunity to review the proposed press release with respect to the subject matter hereof and has taken Executive’s comments into account in connection with the finalization of the release.

(B)	On or before June 30, 2006, or at such other time as may be requested by the Company, Executive will return all of the Company’s property in Executive’s possession including, but not limited to, files, records, manuals, memoranda, documents, keys, access cards, any phone cards, and all of the tangible and intangible property belonging to the Company and relating to Executive’s employment with the Company. Executive will not retain any copies or summaries, electronic or otherwise, of such property, other than Executive’s own contacts and rolodex lists and other similar information maintained by or for Executive which has a personal aspect of it to Executive.

(C)	Executive shall not disclose to any other person or entity any confidential or proprietary information, as described in subparagraph (D) below and all subsections thereunder, that Executive acquired as an employee, officer or director of the Company or any of its affiliates or subsidiaries, or use such information in any manner that is detrimental to the interest of the Releasees (defined in Paragraph 11 below), except in response to compulsory legal process by a court or governmental agency of competent jurisdiction that requires disclosure of such information. Unless prohibited from doing so by law, Executive will deliver or telefax a copy of such process to the General Counsel of the Company within seven days after receipt of such process. Executive will not disclose the requested information until the last day indicated in the legal process or, if the Company timely and properly objects to or moves to quash the disclosure and notifies Executive that it had so objected or moved, if such objection protects Executive from such disclosure under applicable regulation or law, only when and if such objections are overruled by the relevant Court or other governmental authority.

Executive agrees that all information described in subparagraph (D) is the exclusive property of the Company. Executive agrees to leave all Company property with the Company and cease his use of such property as of September 29, 2005, except to the extent required in connection with his continuing duties as an employee of the Company through June 30, 2006, and will not retain or use any such information, or retain any copy of such information, in any form from and after September 29, 2005, except in connection with such continuing duties. These obligations of confidentiality survive execution of this Agreement and Executive’s termination of employment.

(D)	“Confidential” or proprietary information” as used in this Agreement shall include, but not be limited to, the following, except to the extent that such information has not been held confidential by the Company as a trade secret, or can be determined from information that is publicly available, or is already known to the recipient of Executive’s communication through receipt from a third party source who Executive believed in good faith had an unrestricted right to disclose that information when it did so:
(1)	Any materials, notes, papers, documents, records, copies, e-mail, voice mail, telephone conversations, knowledge or information that relate to the business of the Company, including, but not limited to:
(a)	Business or marketing strategies;

(b)	Products, future projects, prices, billing rates, research, marketing, servicing, engineering, developments, innovations, designs, ideas, plans, trade secrets or technical information;

(c)	All financial information and sources of the business, including tax records, investments, financial statements and accounting procedures;

(d)	Data figures, sales figures, projections, estimates, market research and analysis, advertising and sales, computing techniques, staffing, or direct or indirect cost data;

(e)	All client or customer information, including client and customer lists, information relating to the relationships between the Company and its clients and customers, and information relating to existing and potential clients and customers;

(f)	All subcontractor, supplier, vendor and consultant information (including, without limitation their products, prices, costs, name, and financial, personal, or business information) or agreements to which they are a party;

(g)	Information pertaining to any lawsuits, potential or existing, with the exception of information that has become public record;

(h)	Equipment, modifications, software, source code, object code, hardware, program documentation, user documentation, procedures, processes, production controls and specifications;

(i)	Patent applications, inventions, improvements, specifications, codes, developmental or experimental work, formulas, test data, prototypes, models and copyrighted information; and

(j)	Any other confidential, nonpublic or proprietary information, or trade secret of the Company.
(2)	Any materials, notes, papers, documents, records, copies, e-mail, voicemail, telephone conversations, knowledge or information that relate to the following activities of the Company’s past and present executive officers or directors (and their respective family members):
(a)	Personal matters, including familial relations, marital status, health (physical and mental) or legal matters;

(b)	Financial matters, including income, investments and expenditures; and

(c)	Personal history.
(E)	Executive shall at all times maintain the confidentiality of all trade secrets relating to the Company. All such documentation and information is the exclusive property of the Company. Executive will not at any time hereafter use, publish, disclose, disseminate, appropriate, communicate or make accessible any such trade secrets to any third party for Executive’s own benefit or for the benefit of another. Executive shall not disclose any trade secrets to any person in any way that might injure or jeopardize the operations or reputation of the Company or any of its officers, directors, shareholders or executives.

(F)	Executive shall deliver to and pay over to the Company all monies or other consideration, including advances, service fees, royalties or gifts that Executive may receive, or which are distributed at Executive’s direction or with Executive’s consent or acquiescence to any person or entity, for, on account of, or in relation to the disclosure of confidential information in breach of this Agreement. Executive may not seek to profit personally, directly or indirectly, from the Company’s entrustment to Executive of such confidential information.
5.	Intellectual Property Ownership. Executive agrees that all copyrightable works, if any, created by Executive or under Executive’s direction up to and including September 29, 2005, in connection with the Company’s business are “works made for hire” and are and shall be the sole and complete property of the Company and that any and all copyrights to such works shall belong to the Company whether or not such creations were or are created outside normal business hours, off Company property or with equipment or materials not furnished by the Company. To the extent such works, if any, are not deemed to be “works made for hire,” Executive hereby assigns all rights, including copyright, in these works to the Company without further compensation. The Company agrees that any of the foregoing items, if any, that are created by Executive during the period September 29, 2005 through June 30, 2006 in connection with Executive’s investment business shall not be within the provisions of this Paragraph.

6.	Non-solicitation of Employees. As a material inducement to the Company to enter into this Agreement, through September 29, 2008, Executive shall not, and shall not permit any of his controlled affiliates to, either directly or indirectly, (i) hire, (ii) initiate contact with respect to hiring or solicit with respect to hiring, any present employee, director, manager or officer of Company or any of its affiliates or subsidiaries (including any person who acted in such capacity within the one year period prior to any such contact or solicitation), or (iii) encourage any such employee, director, manager or officer to accept employment with any third party or otherwise leave the Company or any of its affiliates or subsidiaries, other than the administrative support personnel mentioned in Paragraph 2(F). For purposes of this Paragraph 6 and Paragraphs 7, 8 and 9, the term “controlled affiliates” shall mean (i) any entity in which Executive beneficially owns or controls, directly or indirectly, a majority of the outstanding equity securities thereof, (ii) any entity in which Executive, directly or indirectly, has the ability to appoint or control a majority of the board of directors, board or managers or similar body thereof, (iii) any entity in which Executive is either the chairman of the board, chief executive officer or chief operating officer thereof, (iv) any entity which, through contractual or managerial arrangements, Executive has the power or ability, directly or indirectly, to control, direct or materially influence the policies, decisions, strategies or management of such entity, (v) any entity with which Executive, directly or indirectly, has formed a joint venture or partnership in which either the ownership interests therein or the managerial authority thereof, or both, are evenly distributed among Executive and the other participants therein. Nothing in this Paragraph 6 shall restrict general public employment solicitations and hirings as a result thereof that are not targeted to the Company or its subsidiaries or affilates which are made by any entity in which Executive or a controlled affiliate has made an investment or are made by Pegasus (on whose board Executive sits) or JP Morgan (on whose advisory board Executive sits).

7.	Non-solicitation of Customers. As a further material inducement to the Company to enter into this Agreement, through September 29, 2007, Executive shall not, and shall not permit any of his controlled affiliates to, either directly or indirectly, solicit or divert to any Competing Business of the Company or its subsidiaries or affiliates, or retain on behalf of any Competing Business of the Company or its subsidiaries or affiliates, any individual or entity who is a customer of the Company or its subsidiaries or affiliates on, or was a customer of the Company or it subsidiaries or affiliates during the one year period prior to September 29, 2005, with regard to services of the type actually provided on or prior to September 29, 2005, to any such customer by the Company or its subsidiaries or affiliates or of the type that the Company or its subsidiaries or affiliates has actually proposed, on or prior to September 29, 2005, to provide to any such customer. Nothing contained in this Paragraph shall prohibit any other business activities of any business now or hereafter owned or affiliated with Executive.

8.	Non-compete. As a further material inducement to the Company to enter into this Agreement, during the period commencing September 29, 2005 and ending on September 29, 2007 (the “Non-Competition Period”), Executive shall not, and shall not permit any of his controlled affiliates to, directly or indirectly, through the ownership of equity interests, stock, assets or otherwise or as an owner, partner, member, officer, director, financier, employee, advisor or consultant, enter into competition with the Company or its subsidiaries or affiliates through any of the following companies: Accenture, Computer Sciences Corp., Convergys, Electronic Data Systems Corporation, Hewitt, IBM, JP Morgan (only as to its child and family services SDU line of business), Maximus, Perot Systems, Roper Industries, Tier Technologies, Unisys Corp., Infosys, WiPro, Tata, Cognizant, H-Cube, Mercer, Watson-Wyatt, Fidelity (only as to its human resources outsourcing line of business), ADP, Covansys, Syntel or Patni, or any subsidiary thereof (each a “Competing Business”). In addition, Executive, only as to himself, shall not become an officer, director or employee of, or a consultant or advisor to, any Competing Business or any entity which competes with a business line maintained by the Company as of September 29, 2005 (for the avoidance of doubt, this sentence is not intended to restrict Executive’s actions with respect to any portfolio company investments by him or his controlled affiliates which otherwise comply with the provisions of this Agreement). Nothing contained in this Paragraph shall prohibit the ownership of equity interests or other securities in a Competing Business by any mutual fund in which Executive has an interest which is not a controlled affiliate. For the avoidance of doubt, such prohibitions shall specifically apply to the ownership by Executive or his controlled affiliates of any equity interests in any Competing Business during the Non-Competition Period; provided, however, that nothing herein shall restrict any investment company, private equity fund or hedge fund of which Executive is a founder, principal, investor or officer, or any related management company of which Executive is a founder, principal, investor or officer, or any of their portfolio companies from investing in or owning, directly or indirectly, up to 4.9% of single class of securities of a Competing Business so long as such 4.9% ownership is not held as part of an affiliated group that also owns similar securities such that the aggregate ownership of such similar securities by such group exceeds 4.9%.
9.	Certain Remedies. In the event of a breach by Executive or any of his controlled affiliates of the terms of Paragraphs 6, 7 or 8, the Company shall be entitled, if it shall so elect, to institute legal proceedings to obtain damages for any such breach, or to enforce the specific performance of such terms by Executive (or his applicable controlled affiliate) and to enjoin Executive (or his applicable controlled affiliate) from any further violation and to exercise such remedies cumulatively or in conjunction with all other rights and remedies provided by applicable law. Executive acknowledges that the remedies at law for any breach by Executive or his control affiliates of the provisions of Paragraphs 6, 7 or 8 may be inadequate and that the Company shall be entitled to injunctive relief against Executive (or his applicable control affiliate) in the event of any breach without the necessity of posting any bond therefor.

The necessity of protection against competition, solicitation or diversion by Executive and his controlled affiliates and the nature and scope of such protection has been carefully considered by the parties to this Agreement based upon the consultation with and advice from their respective legal counsel. The parties agree and acknowledge (i) that the duration, scope and geographic areas applicable to the covenants contained in Paragraphs 6, 7 and 8 are fair, reasonable and necessary, and do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company and its subsidiaries and affiliates and the business goodwill thereof, (ii) that adequate compensation has been received by Executive for such obligations, and (iii) that these obligations do not prevent Executive and his affiliates from conducting his or their remaining personal or business interests. If any provision of Paragraphs 6, 7 or 8 is held to be illegal, invalid or unenforceable under present or future laws effective during the Non-Competition Period or the other time periods covered by such Paragraphs, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable, but no such added provision shall be broader or result in a greater limitation of the activities of Executive or his affiliates than is provided in Paragraphs 6, 7 or 8 on the date hereof. If the automatic reformation provision contained in this Paragraph for any reason fails or is held to be illegal, invalid or unenforceable, the parties request that the applicable court or governmental entity, as the case may be, making such determination interpret, alter, amend and modify the terms of Paragraphs 6, 7 or 8 to include as much of the scope, time period and geographic area specified therein as may be possible without rendering any provision of those Paragraphs illegal, invalid or unenforceable, but no such modified term shall be broader or result in a greater limitation of the activities of Executive and his affiliates than is provided in Paragraphs 6, 7 or 8 on the date hereof.
10.	Future cooperation and support.
a.	Business issues. Through June 30, 2006, Executive shall, without additional compensation, assist the Company’s Board of Directors and management team in the orderly transition of his duties to his successor and make himself reasonably available to support the Company, its subsidiaries and affiliates, in regard to their future administrative items and general business issues related to Executive’s actual responsibilities, actions or knowledge during the tenure of his employment with the Company. Executive’s continuing status as an employee of the Company notwithstanding, Executive shall have no obligation to the Company other than those stated in this Paragraph 10(a) or Paragraph 1 or stated elsewhere in this Agreement. Nothing herein will require Executive to expend time needed by him in the formation or management of new business ventures by him including a private equity fund.

b.	Legal actions. Executive shall cooperate fully with the Company in its prosecution or defense of, or participation in, any administrative, judicial or other proceeding arising from any charge, complaint or other legal action, which has been or may be filed that relates to matters for which Executive was responsible or had material knowledge during his service as an employee of the Company. Executive shall reasonably cooperate with the designated representatives of the Company, its affiliates and successors, in providing accurate and complete information to such representatives related to such past, present or future administrative, judicial or other actions in which the Company or any of its owners, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, subsidiaries, affiliates (and agents, directors, officers, employees, representatives and attorneys of such subsidiaries and affiliates) and all persons acting by, through, under or in concert with any of them is a party. Such cooperation shall include, but not be limited to, meeting with the designated representatives of the Company or its affiliates and subsidiaries upon reasonable notice at reasonable times and locations and providing accurate and complete information and testimony related to Executive’s employment with the Company to such representatives. The Company shall reimburse Executive for all reasonable out-of-pocket expenses incurred by Executive in connection with such matters, and after June

30, 2006 the Company will compensate Executive for time expended by Executive on such matters at a commercially reasonable rate for such time, not to be less than $500 per hour.

c.	Indemnification and Insurance. The Indemnification Agreement, dated May 24, 1994, between ACS Investors, Inc. and Executive shall terminate as of September 29, 2005 except as to accrued rights thereunder for circumstances in existence through such date, which rights shall survive such termination. In addition, all other accrued indemnification rights applicable to Executive for circumstances in existence through September 29, 2005 pursuant to the charter, bylaws, insurance policies or similar arrangements of the Company or its subsidiaries shall survive Executive’s resignation as an officer and director of the Company and its subsidiaries. The Company agrees, with respect to any continuation, modification or replacement of its existing director and officer indemnification policy, which actions shall be within the sole discretion of the Company, to use its best efforts to provide for coverage for all former directors and officers of the Company, including Executive, on the same basis as coverage is provided for any then current directors and officers of the Company.
11.	Release and Covenant Not to Sue. As a further material inducement to the Company to enter into this Agreement, Executive, on his behalf and on behalf of his affiliates, heirs, successors and assigns, hereby irrevocably and unconditionally releases, acquits and forever discharges and covenants not to sue the Company and each of the Company’s owners, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, subsidiaries, affiliates (and agents, directors, officers, employees, representatives and attorneys of such subsidiaries and affiliates) and all persons acting by, through, under or in concert with any of them (collectively the “Releasees”), or any of them, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred) of any nature whatsoever, known or unknown (individually “Claim” or collectively “Claims”), which Executive now has, owns, or holds, or which Executive at any time heretofore had, owned or held, against any of the Releasees, including, but not limited to, (a) all Claims of Age Discrimination under the Age Discrimination in Employment Act of 1967 or any similar state statute; (b) all Claims under the Executive Retirement Income Security Act of 1974; (c) all employment or discrimination Claims under the statutes of the State of Texas or any other state; (d) all Claims of unlawful discrimination based on age, sex, race, religion, national origin, handicap, disability, equal pay or any other basis; (e) all Claims of wrongful discharge, retaliation, breach of any implied or express employment contract, negligent or intentional infliction of emotional distress, libel, defamation, breach of privacy, fraud, and breach of any implied covenant of good faith and fair dealing; and (f) all Claims related to Executive’s employment with the Company, including, but not limited to, all Claims related to unpaid wages, salary, overtime compensation, bonuses, severance pay, vacation pay, or other compensation or benefits arising out of Executive’s employment with the Company. Executive covenants and agrees not to bring any judicial action against any of the Releasees with respect to any such Claim or Claims and warrants that no such Claim or Claims have been filed.

By signing this Agreement, however, Executive is not waiving any rights or claims arising after the date on which this Agreement is executed. Nothing in this Paragraph is intended to release the Company from its obligations to make payments to the Executive as contemplated by this Agreement, or to affect the Executive’s rights as contemplated by this Agreement.

The Company, on behalf of itself and its subsidiaries and anyone claiming through it or them, including any Releasees, irrevocably and unconditionally releases, acquits and forever discharges and covenants not to sue Executive, his heirs, personal representatives, attorneys, agents, successors and assigns (collectively the “Executive Releasees”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, actions, damages causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred) of any nature whatsoever, known or unknown, which the Company or any of its subsidiaries or any Releasees now has, owns or holds, or which the Company or any of its subsidiaries or any Releasees heretofore had, owned or held against Executive or any of the Executive Releasees. Further, the Company, on behalf of itself and its subsidiaries and the Releasees, agrees to not bring any legal action, either civil or criminal, against Executive or any of the Executive Releasees for any claim waived and released under this Agreement and the Company represents and warrants that no such Claim has been filed to date.

By signing this Agreement, however, the Company is not waiving any rights or claims arising after the date on which this Agreement is executed. Nothing in this Paragraph is intended to release Executive from his obligations contemplated by this Agreement, or to affect the Company’s rights as contemplated by this Agreement.

12.	Representations of Executive. Executive represents and agrees (a) that he was advised by the Company in writing by this Agreement to consult with an attorney of his choice prior to signing this Agreement and that the Company has given him an option, if he so chooses, to consider whether to execute this Agreement for no less than 21 days, and has elected of his own volition, as evidenced by his execution of this Agreement, not to consider this Agreement for the entirety of such period; (b) that he would not be entitled to the compensation set forth in Paragraph 2 hereof but for the terms of this Agreement; (c) that he has consulted or has had sufficient opportunity to discuss with any person, including an attorney of his choice, all provisions of this Agreement, that he has carefully read and further understands same, that he is competent to execute this Agreement, and that he is entering same voluntarily without reliance upon any statement or representation of the Releasees or their representatives, concerning the nature and extent of the damages and/or legal liability therefore; (d) that he has not heretofore assigned or transferred, or purposed to assign or transfer, to any person or entity, any Claim or any portion thereof or interest therein; and (e) that in executing this Agreement, he does not rely and has not relied upon any representation or statement made by any of the Releasees or by any of the Releasees’ agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement or otherwise.

Executive shall indemnify and hold each and all of the Releasees harmless from and against any and all loss, cost, damage, or expense, including, without limitation, attorneys’ fees, incurred by the Releasees, or any of them, arising out of any breach of this Agreement by Executive or the fact that any representation made by Executive was false when made. The Company shall indemnify and hold Executive and the Executive Releasees harmless from and against any and all loss, cost, damage or expense, including, without limitation, attorneys’ fees, incurred by Executive or any of the Executive Releasees arising out of any breach of this Agreement by the Company or the fact that any representation by the Company was false when made.

13.	Non-Disparagement Covenants. Executive will refrain from making any disparaging remarks concerning the Company or any of its subsidiaries or affiliates, or their past and present respective officers, directors, or clients. Similarly, the Company will refrain from making disparaging remarks concerning Executive or his family.

14.	Revocation. Except for the resignation provisions specified in Paragraph 2, which shall become effective immediately upon the execution of this Agreement by Executive, it is expressly agreed that for seven days following the execution of this Agreement by Executive, Executive may revoke this Agreement; it is further expressly agreed by the parties that this Agreement, other than the resignation provisions specified in Paragraph 2, which shall be deemed effective and enforceable as of the date first set forth above, shall not become effective or enforceable until the seven day revocation period described above has expired, after which the entirety of this Agreement shall be deemed effective and enforceable.

15.	Severance Agreement. It is expressly agreed that the Severance Agreement, dated August 6, 1997, as amended by Amendment No. 1 to Severance Agreement, dated February 2, 2005, between the Company and Executive will continue to be effective until the expiration of the seven day revocation period described in Paragraph 14, at which time such agreement, as so amended, shall terminate and be of no further force and effect.

16.	Miscellaneous. It is the parties’ intention that all provisions of this Agreement be enforced to the fullest extent permitted by law. If, however, any provision of this Agreement is held to be illegal or unenforceable, such provision shall be severable and the remaining provisions of this Agreement shall remain in full force and effect. No presumption or rule of construction shall be utilized as a result of the identity of the party drafting this Agreement. This Agreement contains the entire understanding and agreement between the Company and Executive with respect to the subject matter of this Agreement and supersedes all prior oral or written agreements between the parties with respect to that subject matter. The terms and conditions of the Agreement shall not be amended except by written agreement signed by both parties. The prevailing party in any legal proceeding brought in relation to this Agreement shall be entitled to recover from the other party reasonable attorney’s fees and costs incidental to such proceeding. This agreement shall be governed by, interpreted, construed and enforced in accordance with the law of the State of Texas, without reference to the principles of conflict of laws. Suit under this-Agreement may only be brought in a court of competent jurisdiction in Dallas County, Texas.
PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date first set forth above.

AFFILIATED COMPUTER SERVICES, INC.

By:	/S/ William L. Deckelman, Jr.

Name:	William L. Deckelman, Jr.
Title:	Executive Vice President

/S/ Jeffrey A. Rich
Jeffrey A. Rich

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